UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — November 19, 2015

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	( Commission File No.)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2015, in connection with completion of the Merger (as defined below), Envestnet, Inc. (“Envestnet”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with a group of banks (the “Banks”), for which Bank of Montreal is acting as administrative agent (the “Administrative Agent”).  The Amended and Restated Credit Agreement amends and restates the Credit Agreement, dated as of June 19, 2014, as amended, among Envestnet, the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent (the “Prior Credit Facility”). Pursuant to the Amended and Restated Credit Agreement, the Banks agreed to provide (i) term loans to be borrowed as of the closing of the Merger in the aggregate principal amount of $160.0 million, which will be used to fund a portion of the cash consideration to be paid by Envestnet in connection with the Merger, and (ii) revolving credit commitments in the aggregate amount of up to $100.0 million, which includes a $5.0 million subfacility for the issuance of letters of credit.

Obligations under the Amended and Restated Credit Agreement are guaranteed by substantially all of Envestnet’s U.S. subsidiaries, including Yodlee, Inc. (“Yodlee”) upon completion of the Merger. In accordance with the terms of the Security Agreement, dated November 19, 2015 (the “Security Agreement”), among Envestnet, the Debtors party thereto, the Banks and the Administrative Agent, obligations under the Amended and Restated Credit Agreement are secured by substantially all of Envestnet’s domestic assets and Envestnet’s pledge of 66% of the voting equity and 100% of the non-voting equity of certain of its first-tier foreign subsidiaries, including Yodlee and its relevant subsidiaries upon completion of the Merger.  In addition to funding a portion of the cash consideration to be paid by Envestnet in connection with the Merger, proceeds under the Amended and Restated Credit Agreement may be used to finance capital expenditures, working capital, permitted acquisitions and for general corporate purposes.

Envestnet will pay interest on borrowings made under the Amended and Restated Credit Agreement at rates between 1.50 percent and 3.25 percent above LIBOR based on Envestnet’s total leverage ratio.  Borrowings under the Amended and Restated Credit Agreement are scheduled to mature on November 19, 2018.  The term loans are payable in quarterly installments of $2,000,000 per installment, commencing in March 2016, with the final payment of all remaining term loan principal due and payable on the scheduled maturity date.

The Amended and Restated Credit Agreement contains customary conditions, representations and warranties, affirmative and negative covenants, mandatory prepayment provisions and events of default. The covenants include certain financial covenants requiring Envestnet to maintain compliance with a maximum senior leverage ratio, a maximum total leverage ratio, a minimum interest coverage ratio and minimum adjusted EBITDA, and provisions that limit the ability of Envestnet and its subsidiaries to incur debt, make investments, sell assets, create liens, engage in transactions with affiliates, engage in mergers and acquisitions, pay dividends and other restricted payments, grant negative pledges and change their business activities.

There is no material relationship between Envestnet or any of its subsidiaries or affiliates and Bank of Montreal, other than in respect of the Amended and Restated Credit Agreement and certain commercial and investment banking relationships, all of which have been entered into in the ordinary course of business.

The foregoing description of the Amended and Restated Credit Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit

Agreement and the Security Agreement, copies of which are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 19, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 10, 2015, with Yodlee and Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Envestnet (“Merger Sub”), Envestnet completed the merger of Merger Sub with and into Yodlee (the “Merger”).  Following the Merger, Yodlee will continue as a wholly owned subsidiary of Envestnet. The completion of the acquisition follows the receipt of all necessary regulatory approvals and approval of the Merger by Yodlee’s stockholders, which was obtained at a special meeting of Yodlee stockholders held on November 19, 2015.

Under the terms of the Merger Agreement, Yodlee stockholders will receive $11.51 in cash and 0.1889 of a share of Envestnet common stock per Yodlee share.  Based upon the volume weighted average price per share of Envestnet common stock for the 10 consecutive trading days ending on (and including) November 17, 2015, the second trading day immediately prior to completion of the Merger, Yodlee stockholders will receive consideration with a value of $17.49 per share, representing fully-diluted equity value of approximately $610 million. As Yodlee has approximately $72 million in cash and cash equivalents, the transaction reflects an enterprise value of approximately $538 million.

Envestnet will pay approximately $371 million in cash and issue approximately 6,084,000 shares of Envestnet common stock to Yodlee’s stockholders in the Merger.  Additionally, there were approximately 1,058,000 shares of Envestnet common stock issued in connection with unvested employee equity awards. Envestnet is funding the cash portion of the purchase price with available balance sheet cash  and approximately $160 million of borrowings under the Amended and Restated Credit Agreement.

The foregoing summary of the Merger Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Envestnet’s Form 8-K filed on August 10, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Anil Arora to Board of Directors

Upon the closing of the Merger, Anil Arora, Chief Executive Officer and a former director of Yodlee prior to the Merger, joined the Envestnet Board of Directors as Vice Chairman and as Chief Executive, Envestnet | Yodlee. He will serve as a director of Envestnet until the 2016 annual meeting of stockholders, at which time he will be up for reelection.

Item 8.01. Other Events.

On November 19, 2015, Envestnet issued a press release announcing the completion of the Merger referred to in Item 2.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, the financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report must be filed.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(a)(4) of Form 8-K, the pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report must be filed.

(d) Exhibits.

10.1                        Amended and Restated Credit Agreement, dated as of November 19, 2015, among Envestnet, Inc., the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of Montreal, as Administrative Agent.

10.2                        Security Agreement, dated as of November 19, 2015, among Envestnet, Inc., the Debtors from time to time party thereto and Bank of Montreal, as Administrative Agent.

99.1                        Press release, dated November 19, 2015, regarding completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: November 19, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated as of November 19, 2015, among Envestnet, Inc., the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of Montreal, as Administrative Agent.

10.2	Security Agreement, dated as of November 19, 2015, among Envestnet, Inc., the Debtors from time to time party thereto and Bank of Montreal, as Administrative Agent.

99.1	Press release, dated November 19, 2015, regarding the Merger.